Exhibit 99.1
[Graphic deleted]       FelCor Lodging Trust Incorporated
                        545 E. John Carpenter Freeway, Suite 1300
                        Irving, Texas 75062-3933
                        P 972.444.4900  F 972.444.4949
                        www.felcor.com  NYSE:  FCH

For Immediate Release:

                  FELCOR PRICES SENIOR UNSECURED NOTES OFFERING

     IRVING,  Texas...June 25, 2004 -- FelCor Lodging Trust Incorporated  (NYSE:
FCH), the nation's second largest lodging real estate investment trust (REIT), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP), today announced that FelCor LP has agreed to issue and sell $115 million in aggregate principal amount of senior floating rate notes due 2011 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States under Regulation S of the Securities Act. The notes will be sold at par, less a sales discount, will bear interest, adjusted semi-annually, at the six-month LIBOR rate plus 4.25% and will become callable on or after December 1, 2006. The notes are an add-on to the $175 million aggregate principal amount of senior floating rate notes due 2011 issued by FelCor LP in May 2004.

     The proceeds of the sale of the notes and a portion of FelCor's available cash will be used to fund an offer to purchase up to $115 million aggregate principal amount of FelCor LP's outstanding 9-1/2% senior notes due 2008 (Cusip No. 31430Q AG 2). The purpose of the offering and the related tender offer is to further improve FelCor's financial leverage, reduce interest expense and extend debt maturities.

     The notes to be offered by FelCor LP will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

     FelCor is the nation's second largest lodging REIT and the largest owner of full service, all-suite hotels. FelCor's consolidated portfolio is comprised of 155 hotels, located in 33 states and Canada. FelCor owns 71 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels(r) and Doubletree Guest Suites(r) hotels in the U.S. FelCor's portfolio also includes 73 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.1 billion. Additional information can be found on the Company's Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.


Contact:

Andrew J. Welch
Senior Vice President and Treasurer     (972) 444-4982  awelch@felcor.com

Monica L. Hildebrand
Vice President of Communications        (972) 444-4917  mhildebrand@felcor.com

Stephen A. Schafer
Vice President of Investor Relations    (972) 444-4912  sschafer@felcor.com

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